Exhibit 10. 41

VITRIA TECHNOLOGY, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
SUMMARY OF TERMS
Adopted November 4, 2004

     Vitria Technology, Inc. implemented a cash retainer and annual stock option grant program in November 2004 for non-employee directors for their services as members of Vitria’s Board of Directors. The program consists of two forms of compensation: (a) a cash retainer of $6,000 per calendar quarter beginning with the fourth quarter of 2004 and (b) an annual grant of a stock option to purchase 15,000 shares of Vitria common stock to be granted on August 31 of each year beginning on August 31, 2005. The stock option grant is conditioned on the non-employee director attending at least 75% of the meetings of the Board of Directors and each committee on which such non-employee director serves during the prior calendar year. The stock option grant will vest in equal monthly installments over a period of 36 months. In addition, all non-employee directors are reimbursed for expenses incurred in connection with attendance at Board of Director and committee meetings.